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CIG and TXP Agree to Merge

Combination Creates Leading Independent Supplier of
Next Generation Optical Network Terminals for Fiber-to-the-Home Market

RICHARDSON, Texas, USA and BEIJING, China - August 21, 2008 - TXP Corporation (OTCBB: TXPO), an Original Design Manufacturer (ODM) for the telecommunications industry based in Richardson, Texas, and Cambridge Industry Group (CIG), a privately held, leading R&D and OEM supplier of FTTH (fiber-to-the-home) Customer Premise Equipment (CPE) based in Shanghai, China, announced today that they have signed a Memorandum of Understanding (MoU) to merge the two companies. The merger brings together two leading independent suppliers of Passive Optical Network (PON) Optical Network Terminal (ONT) solutions to form the world’s largest ODM and services business focused on FTTH CPE.

The combined company would have the industry’s widest family of ONT solutions, supporting a broad array of both indoor and outdoor PON ONTs as well as residential gateways for the worldwide market. Furthermore, the consolidation of R&D and customer service resources will give the combined company an enhanced capability to better serve its global customer base while continuing to develop next generation FTTH CPE products.

In addition, the merger is expected to allow the combined company to enter a new phase of cost leadership in the highly competitive FTTH access market, supporting the transition to aggregated supply of GPON CPE.

With complementary product suites and customer bases, the deal doubles the customer count for GPON ONTs over that of each individual company, making CIG-TXP the number one independent supplier of GPON ONTs in the world. The merger will enable the combined company to leverage manufacturing volumes and yield savings through consolidation of its supply chain in China. The combination will also be better equipped to support sales, marketing and customer service efforts around the world.

“Together, CIG and TXP are better equipped to address the total needs of our global base of customers for GPON access,” says Michael C. Shores, President and Chief Executive Officer of TXP.

Gerald G. Wong, CEO of Cambridge Industries Group notes, “A combined company brings a new independent supplier of GPON ONTs to market that is capable of delivering carrier-class products at CPE pricing levels.” He adds, “Together, our two companies will be able to offer the most advanced ONTs in the industry, interoperable with more carriers than any other provider, and at extremely compelling price points, while still maintaining sufficient margins to ensure sustained profitability and maximum value for shareholders.”

TXP generated approximately $11.0 million in revenue in 2007, up from $8.2 million in 2006. CIG generated approximately $10.2 million in revenue in 2007, up from $1.9 million in 2006. The merger is expected to close before year-end.

About TXP
TXP is an Original Design Manufacturer (ODM) for the telecommunications industry. Based in Richardson, Texas, TXP has three primary business units: TXP-Prototyping, ONT and Retrofit Solutions. TXP-ONT Solutions develops and markets, via an ODM model, a line of Carrier-Class CPE products including home gateways and the world's broadest independent family of ONT products to both OEMs and ILECs. ONTs are used in FTTH-based services to terminate the passive optical network at the home or business location, and enable integrated voice, video and high-speed internet access. TXP-Retrofit Solutions provides custom engineered kits that enable ILEC's to upgrade their local access service delivery infrastructure at minimum cost and time, enabling a wide range of next generation telecom platforms to easily fit into the variety of remote OSP cabinets that have been broadly deployed over the last 30 years. For more information visit: www.txpcorp.com

About CIG
Founded in June 2005, with R&D and manufacturing based in Shanghai, China, Cambridge Industries Group (CIG) is a leading independent telecom OEM supplier focusing on FTTH, especially PON (GPON and GEPON) CPE equipment, which is an essential and integral part of PON system vendors’ and service providers’ end-to-end FTTH solutions. CIG’s complete GPON CPE portfolio includes products such as ONT, ONU, MDU, and residential gateways, which are already in mass deployment throughout the world via CIG’s multiple system vendor partners. Unlike traditional OEM business models, CIG’s business model focuses on the vertical integration of in-house carrier-class R&D, quality production and delivery, and global services. CIG is therefore capable of supplying our partners with a rich variety of CPE products with reduced cost, enhanced features, the possibility of customized solutions, and quality and volume deliveries. For more information visit: www.ci-g.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this press release are "forward-looking statements" that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the company's filings with the Securities and Exchange Commission which may cause actual results, performance and achievements of the company to be materially different from any future results, performance or achievements expressed or implied.

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